EXHIBIT (23)(f)

CONSENT OF GOLDMAN, SACHS & CO.

PERSONAL AND CONFIDENTIAL

June 28, 2007

Board of Directors
A.G. Edwards, Inc.
One North Jefferson
St. Louis, MO 63103

Re: Initially Filed Registration Statement on Form S-4 of Wachovia Corporation, filed June 28, 2007

Ladies and Gentlemen:

Reference is made to our opinion letter, dated May 30, 2007, with respect to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $1.00 per share, of A.G. Edwards, Inc. (the “Company”) of the Consideration (as defined therein) to be received by such holders, taken in the aggregate, pursuant to the Agreement and Plan of Merger, dated May 30, 2007, by and among Wachovia Corporation (“Wachovia”), White Bird Holdings, Inc., a wholly owned subsidiary of Wachovia, and the Company.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinion under the captions “Summary — Goldman Sachs Provided an Opinion to the A.G. Edwards Board of Directors that the Stock Consideration and the Cash Consideration to be Received in the Merger, Taken in the Aggregate, Was Fair From a Financial Point of View to A.G. Edwards Stockholders”, “The Merger — Background of the Merger”, “The Merger — A.G. Edwards’ Reasons for the Merger; Recommendation of the A.G. Edwards Board of Directors” and “The Merger — Opinion of A.G. Edwards’ Financial Advisor”, and to the inclusion of the foregoing opinion in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)